UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                  April 7, 2004



                                AEARO CORPORATION
             (Exact name of registrant as specified in its charter)


         Delaware                       0-26942                 13-3840450
      --------------                 -------------           ----------------
(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
     of Incorporation)                                      Identification No.)

                              5457 West 79th Street
                           Indianapolis, Indiana 46268
                         (Address of principal executive
                           offices including Zip Code)


                                 (317) 692-6666
              (Registrant's telephone number, including area code)

                               ______ N/A________
          (Former name or former address, if changed since last report)


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Item 1. Changes in Control of Registrant

     As previously reported, on March 10, 2004, we entered into a merger agreement with AC Safety Holding Corp. and its subsidiary, AC Safety Acquisition Corp. On April 7, 2004, pursuant to the terms of the Merger Agreement, AC Safety Acquisition Corp. merged with and into Aearo Corporation with Aearo Corporation surviving the merger as a wholly-owned subsidiary of AC Safety Holding Corp.

     Pursuant to the merger agreement, each of the holders of our preferred stock immediately prior to the merger received cash for their preferred shares. Each of the holders of options to acquire a share of our common stock immediately prior to the merger received cash equal to the amount between the per share common merger price and the exercise price of the option. Finally, the holder of our common stock immediately prior to the merger received cash for his or its common shares and had the right to elect to receive a portion of the consideration in shares of AC Safety Holding Corp. preferred stock and common stock ("Capital Stock Units"). Under the merger agreement, the number of common shares for which Capital Stock Units (rather than cash) were issued was limited to approximately 14% of our shares of common stock outstanding at the effective time of the merger.

     Approximately 79.5% of the outstanding common and preferred stock of AC Safety Holding Corp. is now owned by affiliates of Bear Stearns Merchant Banking, approximately 10.5% of the outstanding common and preferred stock is owned by management investors, and approximately 10.0% of the outstanding common and preferred stock is owned by certain of our former stockholders, including Vestar Equity Partners, L.P., the former majority holder of our common stock and preferred stock.


                        Professional Services Agreement

     On the closing date of the merger, AC Safety Acquisition Corp. entered into a professional services agreement on our behalf with Bear Stearns Merchant Manager II, LLC, or BSMM, AC Safety Holding Corp. and Aearo Company. Under the terms of the professional services agreement, AC Safety Holding Corp., Aearo Corporation and Aearo Company agreed to retain BSMM to provide certain management consulting and financial advisory services, for which BSMM is paid an annual management fee equal to the greater of (i) $700,000 and (ii) 1.25% of Consolidated EBITDA (as defined in our senior credit facility), as adjusted for certain expenses. In addition, as consideration for arranging the merger and certain related transactions, we paid BSMM a fee of $6.0 million. If we engage BSMM with respect to any merger, acquisition, disposition, recapitalization, issuance of securities, financing or similar transaction, we will pay BSMM a transaction fee to be negotiated between the parties. If the parties do not agree on a fee, the transaction fee will be 1.0% of the aggregate enterprise value paid or provided to Aearo Corporation. BSMM will also be entitled to an exit fee of 0.65% of the aggregate enterprise value paid to Aearo Corporation or AC Safety Holding Corp. in a sale of Aearo Corporation or AC Safety Holding Corp. The professional services agreement will terminate on the earlier to occur of (i) the tenth anniversary of the closing date of the merger, (ii) the consummation of a sale of Aearo Corporation, (iii) termination upon thirty days' written notice by BSMM and (iv) the consummation of a qualified public offering of AC Safety Holding Corp. common stock. Upon the tenth anniversary of the date of the professional services agreement and the end of each year thereafter, the term is automatically extended for an additional year unless terminated by either party at least 30 days prior to such year end. Under the professional services agreement, we, AC Safety Holding Corp. and Aearo Company have agreed to indemnify BSMM for any and all claims and losses arising out of or relating to the professional services agreement.


Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

     (c) The following exhibits are filed as part of this Current Report on Form 8-K.

          2.1 Agreement and Plan of Merger dated March 10, 2004 among AC Safety Holding Corp., AC Safety Acquisition Corp. and Aearo Corporation.

          10.1 Professional Services Agreement dated April 7, 2004 by and among Bear Stearns Merchant Manager II, LLC, AC Safety Holding Corp.,
               AC Safety Acquisition Corp. and Aearo Company. ...

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                AEARO CORPORATION
                                  (Registrant)


Dated:  April 21, 2004          By:/s/Jeffrey S. Kulka
                                ------------------------------------------------
                                   Jeffrey S. Kulka
                                   Senior Vice President,
                                   Chief Financial Officer and Treasurer

                                  EXHIBIT INDEX

Exhibit No.    Document

   2.1 Agreement and Plan of Merger dated March 10, 2004 among AC Safety Holding Corp., AC Safety Acquisition Corp. and Aearo Corporation.

  10.1 Professional Services Agreement dated April 7, 2004 by and among Bear Stearns Merchant Manager II, LLC, AC Safety Holding Corp., AC Safety Acquisition Corp. and Aearo Company.